Exhibit 99.1

Akorn Divests ECR Pharmaceuticals to Valeant

LAKE FOREST, Ill.--(BUSINESS WIRE)--June 20, 2014--Akorn, Inc. (NASDAQ: AKRX) today announced that it has sold its subsidiary, ECR Pharmaceuticals (ECR), to Valeant Pharmaceuticals (NYSE/TSX: VRX) for $41 million in cash and assumption of certain liabilities. ECR, which promotes certain branded pharmaceuticals through its sales force, was acquired through the acquisition of Hi-Tech Pharmacal. In light of this divestiture, Akorn will update its annual 2014 guidance during its fiscal second quarter earnings call in early August.

Raj Rai, Akorn’s Chief Executive Officer, commented, “While ECR is a solid platform of branded products, it is not a strategic fit to our business model of focusing on niche dosage forms. We believe this asset has better prospects for future growth and development under the leadership of a company like Valeant.”

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York and Paonta Sahib, India where the company manufactures ophthalmic, injectable and niche, non-sterile pharmaceuticals. Additional information is available on the Company’s website at www.akorn.com.

Forward Looking Statements

This press release includes statements that may constitute "forward-looking statements", including projections of certain measures of Akorn's results of operations, projections of sales, projections of certain charges and expenses, projections related to the number and potential market size of ANDAs, projections with respect to timing and impact of pending acquisitions, and other statements regarding Akorn's goals, regulatory approvals and strategy. Akorn cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Factors that could cause or contribute to such differences include, but are not limited to: statements relating to future steps we may take, prospective products, prospective acquisitions, future performance or results of current and anticipated products and acquired assets, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

CONTACT:
Investor Relations:
Alpha IR Group
Chris Hodges
(312) 445-2870
At the Company:
Akorn, Inc.
Tim Dick, Chief Financial Officer
(847) 279-6150